UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  June 24, 2005

Cedar Shopping Centers, Inc.
(Exact name of registrant as specified in its charter)

Maryland	0-14510	42-1241468
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

44 South Bayles Avenue Port Washington, NY		11050
(Address of principal executive offices)		(Zip Code)

(516) 767-6492
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into A Material Definitive Agreement

Agreement To Purchase Portfolio Of Shopping-Center Properties

     Pursuant to the terms of a Purchase and Sale Agreement with the various ownership interests of certain shopping center properties (the “RVG Entity Owners”) dated May 10, 2005, as amended, which became non-cancelable on June 24, 2005, the Company, through Cedar Shopping Centers Partnership, L.P. (the “Operating Partnership”), has agreed to purchase a portfolio of eight properties anchored by, or entirely leased to, supermarkets. The properties contain approximately 575,000 sq. ft. of gross leasable area (“GLA”); six are located in Virginia (with approximately 455,000 of GLA), and two are located in Pennsylvania (with approximately 120,000 of GLA). The aggregate purchase price is expected to be approximately $94.8 million, excluding closing costs, which the Company expects to finance by (1) assuming approximately $58.6 million of existing first mortgage loans payable, which bear interest at rates ranging from 5.51% to 7.96% per annum (a weighted average of 6.02% per annum), and which mature principally in 2013 and 2014, and (2) funding the approximately $36.2 million balance with borrowings from its secured revolving credit facility.

Item 9.01.  Financial Statements and Exhibits

(c) Exhibits:

(10.1)	Purchase and Sale Agreement dated as of May 10, 2005, among the various ownership interests of certain shopping center properties (the “RVG Entity Owners”), as sellers, and Cedar Shopping Centers Partnership, L.P., a Delaware limited partnership, as purchaser.

(10.2)	Amendment to Purchase and Sale Agreement, dated as of June 22, 2005, among various ownership interests of certain shopping center properties (the “RVG Entity Owners”), as sellers, and Cedar Shopping Centers Partnership, L.P., a Delaware limited partnership, as purchaser.

(99)	Press release dated June 28, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDAR SHOPPING CENTERS, INC.

/s/ LEO S. ULLMAN
Leo S. Ullman
Chairman, President and CEO

Dated:   June 28, 2005